UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 18, 2013

Ameristar Casinos, Inc.

(Exact name of registrant as specified in its charter)

Commission File No. 000-22494

Nevada	88-0304799
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3773 Howard Hughes Parkway, Suite 490S, Las Vegas, NV 89169

(Address of principal executive offices) (Zip Code)

(702) 567-7000

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

Ameristar Casinos, Inc. (“Ameristar”) announced today that, in connection with the proposed acquisition of Ameristar by Pinnacle Entertainment, Inc. (“Pinnacle”), Ameristar is soliciting consents (the “Consent Solicitation”) from holders of the $1,040,000,000 outstanding principal amount of its 7.50% Senior Notes due 2021(the “Notes”) to approve certain waivers of and amendments to certain provisions of the indenture governing the Notes (the “Indenture”). The Consent Solicitation will expire at 5:00 p.m., New York City time, on March 22, 2013, unless extended. A copy of the press release announcing the Consent Solicitation is furnished as Exhibit 99.1 to this Current Report and is incorporated herein by reference. The terms and conditions of the Consent Solicitation are described in a Consent Solicitation Statement dated March 18, 2013, which is furnished as Exhibit 99.2 to this Current Report and is incorporated herein by reference. The consent letter sent to holders of the Notes, dated March 18, 2013, is furnished as Exhibit 99.3 to this Current Report and is incorporated herein by reference.

Ameristar is undertaking the Consent Solicitation at the request and expense of Pinnacle pursuant to the agreement and plan of merger, by and among Ameristar, Pinnacle, PNK Holdings, Inc., a wholly-owned subsidiary of Pinnacle (“HoldCo”), and PNK Development 32, Inc., a wholly-owned subsidiary of HoldCo (“Merger Sub”), providing for the merger of Merger Sub with and into Ameristar (the “Planned Merger”), with Ameristar as the surviving corporation, or, at the election of Pinnacle if the requisite consents to the proposed waivers and proposed amendments described in the Consent Solicitation Statement are received, the merger of HoldCo with and into Ameristar, with Ameristar as the surviving corporation (the “Alternative Merger”). If Pinnacle elects to proceed with the Alternative Merger, immediately or as promptly as practicable after consummation of the Alternative Merger, Ameristar will be merged with and into Pinnacle, with Pinnacle as the surviving corporation (the “Post-Effective Merger”).

The waivers sought in the Consent Solicitation will, if approved by the requisite consents, be effective and operative upon execution of a supplemental indenture to the Indenture. The Company is seeking that holders of Notes waive their right to a repurchase offer that would otherwise be required by the change of control due to the Planned Merger, the Alternative Merger or the Post-Effective Merger and waive compliance with any covenant (other than with respect to the due and punctual payment of principal of, and premium, if any, and interest on the Notes) that would be violated as a result of the Alternative Merger, the Post-Effective Merger and related transactions.

The amendments sought in the Consent Solicitation will, if approved by the requisite consents, be operative immediately prior to the effective time of the Planned Merger or the Alternative Merger (except that certain amendments will be effective only if the Alternative Merger is completed).  The proposed amendments would amend certain covenants and other provisions of the Indenture to, among other things, remove restrictions with respect to any “Restricted Payments” (as defined in the Indenture) made or deemed to be made in connection with the Alternative Merger, the Post-Effective Merger and related transactions (provided that, immediately after giving effect to the consummation of all such transactions, the consolidated coverage ratio of Pinnacle under the Indenture would not be less than 2.00:1.00) or that would be deemed impermissible “Payment Restrictions” under each of the indentures governing Pinnacle’s outstanding senior notes and senior subordinated notes during the transitory period between the completion of the Alternative Merger and the Post-Effective Merger.

The information in this Current Report and Exhibits 99.1, 99.2 and 99.3 is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing made by the Company under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits.  The exhibits listed below are incorporated herein in their entirety.

Exhibit	Description

99.l	Press Release of Ameristar Casinos, Inc., dated March 18, 2013

99.2	Consent Solicitation Statement, dated March 18, 2013

99.3	Consent Letter sent to holders of the Notes, dated March 18, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ameristar Casinos, Inc.

By:	/s/ Peter C. Walsh
	Name:	Peter C. Walsh
	Title:	Senior Vice President and General Counsel

Dated:  March 18, 2013

EXHIBIT INDEX

Exhibit	Description

99.1	Press Release of Ameristar Casinos, Inc., dated March 18, 2013

99.2	Consent Solicitation Statement, dated March 18, 2013

99.3	Consent Letter sent to holders of the Notes, dated March 18, 2013